Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-251820) of Ingersoll Rand Inc. of our report dated June 23, 2026, with respect to the statements of net assets available for benefits of the Ingersoll Rand Retirement Savings Plan as of December 31, 2025 and 2024, the related statements of changes in net assets available for benefits for the years then ended and the related notes, and the supplemental schedule of Schedule H, line 4(i) - Schedule of Assets (Held at End of Year) as of December 31, 2025 which report appears in the December 31, 2025 annual report on Form 11-K of the Ingersoll Rand Retirement Savings Plan.

/s/ RubinBrown LLP

Kansas City, Missouri
June 23, 2026